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EQT Corporation

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JANA Partners LLC

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September 20, 2017

Board of Directors (the "Board")
EQT Corporation
625 Liberty Avenue, Suite 1700
Pittsburgh, Pennsylvania 15222

Ladies & Gentlemen,

JANA Partners LLC ("we" or "us") and the industry experts with whom we have invested together own almost 6% of the outstanding shares of EQT Corporation ("EQT" or the "Company").  As you know, we believe that EQT should address its substantial sum of the parts discount by immediately committing to a spinoff of its midstream business, and that EQT's decision to pursue an overpriced and dilutive acquisition of Rice Energy ("Rice") rather than committing to a separation now risks forsaking substantial shareholder value. In response to mounting shareholder pressure to address its sum of the parts discount, EQT announced last week that the Board would convene a committee of independent directors after the Rice transaction closes which would finalize a plan to address EQT’s undervaluation by March 31st, 2018. However, there is no conceivable justification for the Board to drag its feet this long to even start its work and no excuse for asking shareholders to keep waiting for the Company to finally take the only logical step to resolve its persistent sum of the parts discount.

EQT has had more than enough time to evaluate its options to maximize value, given that management has been discussing EQT's substantial stock market discount for years. Likewise, before approving a massive equity issuance as part of the proposed Rice acquisition, the full Board should have thoroughly studied all available paths to value creation, including a separation. We also see no reason why shareholders should be asked to first vote on the Rice acquisition and trust that the Board will successfully address EQT's undervaluation afterwards. In fact, the more work we do, the more troubling the Board's prioritization of the Rice acquisition over addressing EQT's undervaluation becomes, as the synergy arguments offered by EQT to support the Rice acquisition continue to crumble, EQT's excuses for delaying an announcement with respect to a separation are exposed as hollow, and EQT's prior acquisition history makes clear that shareholders have no reason to take the leap of faith that EQT now asks.

Crumbling Synergies. We have already argued that the originally-stated $2.5 billion in synergies EQT has claimed will result from the Rice transaction are likely overstated by as much as $1.3 billion (and that the $7.5 billion in possible additional synergies which management claimed to have somehow discovered after we announced our opposition to the transaction, but refused to commit to being worth anything, likely are in fact worth nothing). It now appears that the original synergies may have been even more grossly exaggerated than we first believed.

With the help of a leading petroleum engineering firm with extensive experience in the Appalachian basin and experienced industry operators, we have identified and mapped out every existing and potential future well location on the combined company's acreage based upon publicly-available data, assuming 750 foot spacing in Washington County and, even more generously, 500 foot spacing in Greene County.  Based on this work, we believe it would be impossible for EQT to support its claimed synergy drilling plan of 1,200 wells with 12,000 feet in average lateral length.  While the over-simplified maps provided in EQT's presentations make the synergy claims seem plausible, a detailed analysis reveals that much of the acreage actually consists of hundreds of disjointed blocks that are not properly depicted in management's map. Moreover, many of the larger blocks of adjacent acres (that in theory would enable longer laterals) have already been drilled out at least on one side. There is simply not enough undrilled contiguous acreage blocks to enable such a dramatic improvement in lateral length over what can be accomplished by each company on a standalone basis.

Based on our analysis, we believe a combination with Rice would only modestly increase average lateral lengths by less than 1,000 feet, not the 4,000 feet increase claimed by EQT. This modest increase in lateral length would result in approximately $300 million in pre-tax capital savings on a net present value basis, not the $1.9 billion EQT has claimed. This means that the lateral length drilling synergy benefit to legacy EQT shareholders of a Rice transaction, which is the crux of EQT’s rationale for this deal, would amount to only approximately $200 million (given that current EQT shareholders will own 65% of the combined company). Adding this approximately $200 million in drilling synergy to EQT shareholders’ 65% share of the $600 million in pre-tax synergies from G&A reduction, which amounts to $390 million, results in a total of approximately $590 million of synergies, despite EQT shareholders paying an acquisition premium to Rice shareholders of $1.8 billion. In fact, given the massive disparity between EQT’s claims and what our analysis reveals, we are forced to question whether the Board conducted adequate diligence before approving this transaction.

Hollow Arguments for Delaying Addressing Sum of the Parts Discount. We understand that EQT management in lobbying for the Rice acquisition has been suggesting to shareholders that they are unable to commit to a spinoff of the midstream business now before closing the Rice acquisition without triggering a $500 million tax liability, thus supposedly justifying delaying an announcement until after the acquisition is completed. This argument, however, runs directly counter to management's prior assertion that EQT does not have to tax adjust any of the expected deal synergies because they will be shielded from taxes by intangible drilling costs (IDC). If this is true, then EQT should be able to shield much if not all of the tax liabilities arising from announcing a separation prior to closing the Rice acquisition. Moreover, it is highly unlikely that these tax liabilities would be avoided by waiting to make an announcement until March 31, 2018. Management's gamesmanship regarding both the timing and steps to be taken to address the sum of parts discount should give serious pause to any shareholder considering supporting the Rice acquisition on the hope that EQT will in fact commit to an immediate separation after its acquisition closes.

History of Value-Destroying Acquisitions and Strategic Ineptitude. Our review of EQT's prior acquisition history makes clear that shareholders should be very wary of promises made by EQT management with respect to capital allocation strategy.

• We estimate EQT destroyed hundreds of millions of dollars of value in the 2014 cash/asset swap to acquire Permian acreage that the Company has subsequently suspended operations on and is now trying to exit, due to poor returns.
• EQT expended $1.6 billion in 2016 and 2017 for West Virginia acreage that the Company now deems unattractive due to permitting issues that were known at the time of these deals.

• EQT spent approximately $280 million in 2010 to acquire acreage in Cameron, Clearfield, Elk and Jefferson Counties in Pennsylvania that is no longer an area of focus for the Company.
• EQT passed on acquiring Alpha Natural Resources, Vantage Energy and Lola Energy, all of which were then acquired by Rice and which collectively accounted for approximately 75% of Rice's market cap at the time the proposed acquisition of Rice by EQT was announced. Rice acquired these companies at a lower price than EQT now proposes to pay to acquire them within Rice. So not only did EQT pass on acquiring Rice last year at a cheaper price, it passed on the chance to acquire the assets that comprise the bulk of Rice's value at far lower prices.
• As noted in our earlier letters, EQT has repeatedly issued equity at a substantial discount to its sum of the parts value.

In short, the questions about why EQT is pushing shareholders to approve the Rice transaction before the Company addresses its substantial market undervaluation keep multiplying, and in each case EQT's response is wholly lacking. As we previously noted, EQT's management compensation policy incentivizing production growth by any means, including dilutive and overpriced acquisitions, provides the most plausible explanation. While EQT last week promised to revise its management compensation structure in response to this criticism, the time to make this change was before EQT agreed to an acquisition that delivers increased production growth at an exorbitant cost and little else, and we believe the Board's failure to address EQT's warped incentive policy until the Company was forced to do so indicates serious governance problems on the Board.

For these reasons, we continue to believe that EQT should commit immediately to a separation, to occur promptly after the Rice acquisition if it is approved and immediately after the vote if shareholders reject the acquisition, as we believe they should. Given EQT's shifting and easily-disproven arguments for the Rice acquisition, the Board's long-running failure to take aggressive action to address its undervaluation, and the governance issues we have identified, we also continue to believe that it may be necessary to bring in new directors who have made substantial investments in EQT stock and will do a better job pursuing maximum value creation.  Should you wish to discuss this matter further, we can be reached at (212) 455-0900.

Sincerely,

/s/ Barry Rosenstein

Barry Rosenstein
Managing Partner
JANA Partners LLC

Additional Information

JANA Partners LLC (“JANA”) intends to file with the SEC a definitive proxy statement and an accompanying proxy card to be used to solicit proxies in connection with the upcoming special meeting of shareholders of EQT Corporation (the “Company”), including any adjournments or postponements thereof or any other meeting that may be called in lieu thereof (the “Special Meeting”). Information relating to the participant in such proxy solicitation has been included in a preliminary proxy statement filed by JANA with the SEC on September 11, 2017 and in any amendments to that preliminary proxy statement. Shareholders are advised to read the definitive proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Special Meeting when they become available because they will contain important information, including additional information relating to JANA. These materials and other materials filed by JANA in connection with the solicitation of proxies will be available at no charge at the SEC’s website at www.sec.gov. The definitive proxy statement (when available) and other relevant documents filed by JANA with the SEC will also be available, without charge, on request from JANA’s proxy solicitor, Okapi Partners LLC,  at (855) 208-8902 or via email at info@okapipartners.com.